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PROSPECTUS SUPPLEMENT                                                                              File No. 333-52822
---------------------                                                                                  Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2213


                                             Merrill Lynch & Co., Inc.



                                           Medium-Term Notes, Series B
                                    Due Nine Months or More from Date of Issue


                                                 Fixed Rate Notes


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Principal Amount:         $325,000,000

Issue Price:              100.00%

CUSIP Number:             59018Y MG 3

Interest Rate:            4.54% per annum

Original Issue Date:      March 8, 2002

Stated Maturity Date:     March 8, 2005

Interest Payment Dates:   Each March 8th and September 8th, commencing on September 8, 2002 subject to following Business Day convention.

Repayment at the Option
of the Holder:            The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:           The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                     The Notes are being issued in fully registered book-entry form.


Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN AMRO Incorporated and
                          Barclays Capital Inc. (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated March 5, 2002 (the "Agreement"), between the Company and the
                          Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                          Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                                    Principal Amount of the Notes
                          ------------                                                    -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                                     $312,000,000
                                      Incorporated
                          ABN AMRO Incorporated                                                       $6,500,000
                          Barclays Capital Inc.                                                       $6,500,000
                                                                                                     -----------
                                                                                                    $325,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the
                          Notes directly to the public at the Issue Price listed above.  After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    March 5, 2002

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